Exhibit 8

                              July 21, 1999

Storage USA, Inc.
165 Madison Avenue
Suite 1300
Memphis, Tennessee  38103

                            Storage USA, Inc.
                            Qualification as
                      Real Estate Investment Trust

Ladies and Gentlemen:

            We have acted as counsel to Storage USA, Inc., a Tennessee corporation (the "Company"), in connection with the preparation of a Form S-3 registration statement filed with the Securities and Exchange Commission ("SEC") on July 21, 1999 (the "Registration Statement") with respect to the possible issuance by the Company of up to 125,689 shares (the "Redemption Shares") of the common stock, par value $0.01 per share, of the Company (the "Common Stock") if, and to the extent that, the current holders of 125,689 units of limited partnership interest ("Units") in SUSA Partnership, L.P., a Tennessee limited partnership (the "Operating Partnership"), tender such Units for redemption and the Company elects to redeem the Units for shares of Common Stock. You have requested our opinion regarding certain U.S. federal income tax matters.

            The Company, through the Operating Partnership, owns interests in self-storage facilities directly and through the following subsidiary partnerships (the "Subsidiary Partnerships"): (1) Storage-USA of Palm Beach County Limited Partnership, (2) SUSA/38th Avenue, Capitola, L.P.,
(3) Clarendon Storage Associates Limited Partnership, (4) Buzzman Partners I, Limited Partnership, (5) Buzzman Partners II, Limited Partnership, (6) Tamiami Mini-Storage Partners, Ltd., (7) 441 Mini-Storage Partners, Ltd., (8) Sunset Mini-Storage Partners, Ltd., (9) Southeast Mini-Storage Limited Partners, (10) Dade County Mini-Storage Associates, Ltd., (11) Preston Self Storage, Ltd., (12) SUSA Hackensack, LP, (13) SUSA Harrison, LP, (14) SUSA

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Storage USA, Inc.
July 21, 1999
Page 2

Secaucus, LP, (15) SUSA Orange, LP, (16) Cole/Morgan, Ltd., (17) SUSA Nashville, L.P., (18) SUSA Mesa, L.P., (19) Prospect Heights Self Storage, LLC, (20) Storage Partners of Paoli, LP, (21) SUSA Germantown, LP, (22) SUSA Columbia, LP, (23) SUSA Whitney Mesa , LP, (24) Frankford Road Self Storage, Ltd., (25) Spring Creek Self Storage, Ltd., (26) McNeil Drive Self Storage, Ltd., (27) SUSA/Poplar Partners, LP, (28) Storage Partners of Okeechobee, Ltd., (29) Parklawn Storage Partners, LP, (30) SUSA Investments I, LLC, (31) SUSA Investments II, LLC, (32) SUSA Hollywood, LP, (33) SUSA Brooklyn John, LP, (34) SUSA Brooklyn Snyder, LP, (35) SUSA Long Island, LP, (36) ABC Self Storage Limited Co., (37) SUSA Mt. Vernon, LLC, (38) SUSA Peachtree, LLC,
(39) DMMJ Limited Partnership, (40) River Road Limited Partnership, (41) Storage Partners of West Colonial, LLC, (42) Storage Partners of Egg Harbor, LLC, and (43) Storage Partners of Eatontown, LLC.

            The Operating Partnership also owns 100% of the nonvoting stock, and 5% of the voting stock, of SUSA Management, Inc., a Tennessee corporation ("Management"), representing 99% of the economic interests in Management. In addition, the Operating Partnership owns 100% of the nonvoting stock of Storage USA Franchise Corp., a Tennessee corporation ("Franchise"), representing 97.5% of the equity interests in Franchise.

            In giving the opinions set forth below, we have examined the following:

      1.    the Company's Charter, as amended and restated;

      2.    the Company's Bylaws;

      3. the prospectus contained as a part of the Registration Statement (the "Prospectus");

      4. the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of September 21, 1994, among the Company, as general partner, and several limited partners, as amended on March 19, 1996, June 14, 1996, and August 14, 1996 (the "Operating Partnership Agreement");

      5.    the partnership agreements of the Subsidiary Partnerships; and

      6. such other documents as we have deemed necessary or appropriate for purposes of this opinion.


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            In connection with the opinions rendered below, we have assumed generally that:

      1. Each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.

      2. Each partner (a "Partner") of the Operating Partnership and the Subsidiary Partnerships (each, a "Partnership"), other than the Company and Storage USA Trust, that is a corporation or other entity has a valid legal existence.

      3. Each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the partnership agreements of the Subsidiary Partnerships (each, a "Partnership Agreement"), and the transactions contemplated thereby.

      4. Each Partnership operates in accordance with the governing law of the state in which it was formed and the Partnership Agreement pursuant to which it was formed.

      5. Each Partnership Agreement has remained in substantially the same form as it was upon the most recent amendment and restatement thereof, and has not been amended in any material respect (except upon the substitution of partners in accordance with the terms of such Partnership Agreement).

      6. During its taxable year ending December 31, 1999, and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated May 20, 1999 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years.

      7. The Company will not make any amendments to its organizational documents or the organizational documents of the Operating Partnership, the Subsidiary Partnerships, Management, or Franchise after the date of this opinion that would affect its qualification as a real estate investment trust ("REIT") for any taxable year.

      8. No action will be taken by the Company, the Operating Partnership, the Subsidiary Partnerships, the Partners, Management, or Franchise after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

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            In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate.

            Based on the factual matters in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, the discussions in the Prospectus under the caption "Federal Income Tax Consequences of Storage USA's Status as a REIT" (which are incorporated herein by reference), and without further investigation as to such factual matters, we are of the opinion that:

            (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable years ended December 31, 1994 through December 31, 1998, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ended December 31, 1999, and in the future; and

            (b) the descriptions of the law contained in the Prospectus under the caption "Federal Income Tax Consequences of Storage USA's Status as a REIT" are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Redemption Shares.

            We have performed no due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, or the representations set forth in the Officer's Certificate. We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for its 1999 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

            The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

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            The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of Redemption Shares, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                       Very truly yours,

                                       /s/ Hunton & Williams